Capital City Bank Group, Inc.
Reports Second Quarter 2012 Results

TALLAHASSEE, Fla. (July 24, 2012) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported a net loss of $1.7 million, or $0.10 per diluted share, compared to a net loss of $1.2 million, or $0.07 per diluted share for the first quarter of 2012, and net income of $2.1 million, or $0.12 per diluted share, for the second quarter of 2011.  For the first six months of 2012, the Company reported a net loss of $2.9 million, or $0.17 per diluted share, compared to net income of $3.5 million, or $0.20 per diluted share for the same period in 2011.

Compared to the first quarter of 2012, performance reflects lower operating revenues of $0.3 million and a higher loan loss provision of $0.9 million, partially offset by lower noninterest expense of $0.3 million and income taxes of $0.4 million.

Compared to the second quarter of 2011, the reduction in earnings was due to lower operating revenues of $2.9 million, a higher loan loss provision of $2.2 million, and an increase in noninterest expense of $1.1 million, partially offset by lower income taxes of $2.4 million.

The decrease in earnings for the first half of 2012 is attributable to lower operating revenues of $7.0 million, a higher loan loss provision of $2.9 million, and an increase in noninterest expense of $0.3 million, partially offset by lower income taxes of $3.8 million.  Earnings for the first half of 2011 reflect the sale of our Visa Class B shares of stock which resulted in a net pre-tax gain of $2.6 million ($3.2 million pre-tax gain included in noninterest income and recognition of a $0.6 million swap liability included in noninterest expense).

“Although there are some noted improvements, the north Florida and south Georgia economies, which are heavily dependent on real estate markets, continue to present a difficult operating environment,” said William G. Smith, Jr., Chairman, President and CEO.  “While weak loan demand puts pressure on our net interest margin, our pre-tax, pre-credit cost earnings were comparable to the first quarter as we continue to trim expenses.  On the credit quality front, we continue to experience a lighter volume of loans moving to nonperforming status while sales of other real estate remain active.  Our office network will always be an important distribution channel for Capital City, but our clients are changing the way they wish to transact business with us and, as a result, we are adjusting our strategies to meet our clients’ needs.  We recently announced the closure of four offices, which not only reflects the changing habits of our clients, but supports our overall efforts to improve efficiency.  While disappointed with the second quarter loss, our management team is working diligently to capitalize on market opportunities and to allocate resources to those aspects of our business that will return Capital City to its historical earnings level.”

The Return on Average Assets was -0.26% and the Return on Average Equity was -2.75% for the second quarter of 2012.  These metrics were -0.18% and -1.84% for the first quarter of 2012, and 0.33% and 3.28% for the second quarter of 2011, respectively.

For the first half of 2012, the Return on Average Assets was -0.22% and the Return on Average Equity was -2.29% compared to 0.26% and 2.66%, respectively, for the first half of 2011.

Discussion of Financial Condition

Average earning assets were $2.263 billion for the second quarter of 2012, a decrease of $5.5 million, or 0.2%, from the first quarter of 2012, and an increase of $116.4 million, or 5.4%, over the fourth quarter of 2011.  As compared to the linked quarter, the decline in average earning assets attributable to problem loan resolutions and lower deposits was partially offset by an increase in short-term borrowings and other liabilities.  The shift in the mix of earning assets continued as the loan and investment portfolio declined when compared to the prior quarter.  The increase compared to the fourth quarter of 2011 primarily reflects the higher level of deposits resulting from the seasonal influx of public funds.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $411.4 million during the second quarter of 2012 compared to an average net overnight funds sold position of $373.0 million in the linked quarter and an average overnight funds sold position of $191.8 million in the fourth quarter of 2011.  The higher balance when compared to both periods reflects a decrease in the loan and investment portfolios.  Higher public fund balances was also a significant contributor to the increase when compared to the fourth quarter of 2011.

When compared to the first quarter of 2012 and the fourth quarter of 2011, average loans declined (a portion of which is attributable to problem loan resolution) by $25.7 million and $75.9 million, respectively.  Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential categories.  Our core loan portfolio continues to be impacted by normal amortization and a higher level of payoffs that have outpaced our new loan production.  New loan production continues to be impacted by weak loan demand attributable to the trend toward consumers and businesses deleveraging, the lack of consumer confidence, and a persistently sluggish economy.

Several new lending programs were introduced during the first half of 2012 to mitigate the impact that consumer and business deleveraging is having on our portfolio.  These programs, which are primarily used in our business and commercial real estate lending areas, have had a positive impact as the rate of decline has slowed during the quarter.

The resolution of problem loans (which has the effect of lowering the loan portfolio as loans are either charged off or transferred to other real estate “OREO”) also contributed to the overall decline.  During the second quarter of 2012, loan charge-offs and loans transferred to OREO accounted for $15.9 million, or 70%, of the net reduction in total loans of $22.6 million from the first quarter of 2012.  Compared to the fourth quarter of 2011, loan resolution accounted for $25.3 million, or 35%, of the net reduction in loans of $72.4 million1.

Nonperforming assets (nonaccrual loans and OREO) totaled $132.8 million at the end of the second quarter of 2012 compared to $136.8 million at the end of the first quarter of 2012 and $137.6 million at the end of the fourth quarter of 2011.  Nonaccrual loans totaled $74.8 million, a decrease of $3.9 million from the first quarter of 2012 and $0.3 million from the fourth quarter of 2011, reflective of loan charge-offs and the migration of loans to OREO, which outpaced gross additions.   Gross additions declined for the second straight quarter and represented the lowest quarterly amount thus far in this cycle.  The balance of OREO totaled $58.1 million at the end of the second quarter, comparable to the prior quarter and a $4.5 million decrease from the fourth quarter of 2011.  We continue to experience progress in our efforts to dispose of OREO by selling properties totaling $13.1 million during the first half of the year.  Nonperforming assets represented 5.02% of total assets at June 30, 2012 compared to 5.14% at March 31, 2012 and 5.21% at December 31, 2011.

Average total deposits were $2.136 billion for the second quarter of 2012, a decrease of $25.7 million, or 1.2%, from the linked quarter and higher by $102.7 million, or 5.1%, from the fourth quarter of 2011.  The decrease in deposits when compared to the linked quarter resulted from lower public funds, certificates of deposit and noninterest bearing accounts, partially offset by growth in regular savings and money market accounts.  Compared to the fourth quarter of 2011, the increase was driven primarily by higher public fund balances, savings and noninterest bearing deposits.  This was partially offset by a reduction of certificates of deposit.  Although public funds are seasonal in nature, they continue to represent a large component of our deposit mix.

Our mix of deposits continues to change as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

1 The reductions in loan portfolio balances stated in this paragraph are based on “as of” balances, not averages.

During the second half of 2012, we may realize some attrition in noninterest bearing deposit balances due to the unlimited government guarantee on noninterest bearing accounts, which if not extended, is set to expire at year-end.  Our average noninterest bearing deposits are approximately 27.9% of our total deposits.

Borrowings increased by $23.3 million when compared to the first quarter of 2012 and were higher by $20.3 million when compared to the fourth quarter of 2011, as a result of higher balances in repurchase agreements, partially offset by payments on FHLB advances.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2012 was $21.2 million compared to $21.8 million for the first quarter of 2012 and $23.7 million for the second quarter of 2011.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income primarily attributable to declining loan balances and continued unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans.  The lower interest expense is primarily attributable to certificates of deposit and reflects both lower balances and favorable repricing.  For the six months ended June 30, 2012, tax equivalent net interest income totaled $43.1 million compared to $47.0 million for the same period of 2011.

The decline in the loan portfolio, coupled with the low rate environment continues to put pressure on our net interest income.  The loan portfolio yield is declining as the average rate on the production is lower and the existing portfolio reprices.  Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the second quarter of 2012 was 3.77%, a decrease of 10 basis points from the first quarter of 2012 and a decline of 44 basis points from the second quarter of 2011.  Year-to-date net interest margin of 3.82% declined 35 basis points from the comparable period in 2011.  The decrease in the margin for all comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the second quarter of 2012 was $5.7 million compared to $4.8 million in the first quarter of 2012 and $3.5 million for the second quarter of 2011.  The increase over both periods was driven by higher loan loss experience and the associated impact on our general reserve needs.  For the first six months of 2012, the loan loss provision totaled $10.5 million compared to $7.7 million for the same period in 2011 with the increase primarily attributable to an increase in impaired loans.  Net charge-offs for the second quarter of 2012 totaled $7.0 million, or 1.80%, of average loans (annualized) compared to $4.6 million, or 1.16%, for the first quarter of 2012 and $6.3 million, or 1.49%, in the second quarter of 2011.  For the first half of 2012, net charge-offs totaled $11.6 million, or 1.48%, of average loans (annualized) compared to $12.0 million, or 1.41%, for the same period of 2011.  At quarter-end, the allowance for loan losses of $29.9 million was 1.93% of outstanding loans (net of overdrafts) and provided coverage of 40% of nonperforming loans compared to 1.98% and 40%, respectively, at March 31, 2012, and 1.91% and 41%, respectively, at December 31, 2011.

Noninterest income for the second quarter of 2012 totaled $13.9 million, an increase of $0.3 million, or 2.4%, over the first quarter of 2012 and a decrease of $0.5 million, or 3.8%, from the second quarter of 2011.  The increase over the first quarter of 2012 was driven primarily by higher retail brokerage fees of $0.1 million and an increase in other income of $0.2 million, primarily due to gains from the sale of OREO properties.  Compared to the second quarter of 2011, the decrease primarily reflects a reduction in other income due to a lower level of gains realized from the sale of OREO properties.  For the first six months of 2012, noninterest income totaled $27.5 million, a decrease of $3.3 million from the same period of 2011 attributable to the Visa gain realized in the first quarter of 2011.  Higher deposit fees, mortgage banking fees, and bank card fees partially offset by lower data processing fees and a reduction in gains from the sale of OREO properties also contributed to the variance.  The increase in deposit fees reflects a lower level of overdraft charge-offs.  Increased loan production drove the higher level of mortgage banking fees reflecting increased home purchase activity in our markets.  The increase in bank card fees was attributable to an increase in active cards and higher card utilization.  Data processing fees declined due to a reduction in the number of banks that we process for as two of our user banks were acquired and discontinued service in early 2011.

Noninterest expense for the second quarter of 2012 totaled $32.3 million, a decrease of $0.3 million, or 0.9%, from the first quarter of 2012 and an increase of $1.1 million, or 3.6%, over the second quarter of 2011.  The decrease compared to the first quarter of 2012 reflects a reduction in salaries/associate benefit expense of $0.7 million partially offset by higher other expense of $0.4 million.  The decrease in salaries/associate benefits was due to a decline in unemployment taxes and pension plan expense.  Higher advertising expense and severance costs related to the closing of four banking offices and outsourcing of our items processing function drove the variance in other expense.  The increase compared to the second quarter of 2011 was primarily attributable to a higher expense for OREO and an increase in other expense.  The increase in OREO expense reflects a higher level of valuation adjustments for our OREO portfolio and the increase in other expense was due to higher professional fees and the aforementioned severance costs.  For the first six months of 2012, noninterest expense totaled $64.9 million, an increase of $0.4 million, or 0.6%, over the same period of 2011 primarily attributable to higher expense for salaries/associate benefits of $0.4 million and OREO of $0.3 million, partially offset by lower occupancy expense of $0.3 million.  The variance in salaries/associate benefit expense reflects higher expense for our pension plan partially offset by lower performance compensation.  Utilization of a lower discount rate in 2012 due to lower long-term bond interest rates drove the increase in pension expense.  Higher carrying costs drove the increase in OREO expense.  Occupancy expense declined due to lower building maintenance costs.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.6 billion in assets.  The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 74 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; continued depression of the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; the Company’s ability to integrate acquisitions; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2012	Mar 31, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011

EARNINGS
Net (Loss) Income	$(1,726)	$(1,162)	$2,145	$(2,888)	$3,455
Net (Loss) Income Per Common Share	$(0.10)	$(0.07)	$0.12	$(0.17)	$0.20
PERFORMANCE
Return on Average Equity	-2.75%	-1.84%	3.28%	-2.29%	2.66%
Return on Average Assets	-0.26%	-0.18%	0.33%	-0.22%	0.26%
Net Interest Margin	3.77%	3.87%	4.21%	3.82%	4.17%
Noninterest Income as % of Operating Revenue	39.88%	38.64%	38.13%	39.26%	39.87%
Efficiency Ratio	90.88%	91.73%	81.41%	91.31%	82.37%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	14.17%	14.17%	13.83%	14.17%	13.83%
Total Capital Ratio	15.54%	15.54%	15.19%	15.54%	15.19%
Tangible Common Equity Ratio	6.40%	6.42%	6.96%	6.40%	6.96%
Leverage Ratio	9.60%	9.71%	9.95%	9.60%	9.95%
Equity to Assets	9.41%	9.43%	10.02%	9.41%	10.02%
ASSET QUALITY
Allowance as % of Non-Performing Loans	40.03%	39.65%	50.89%	40.03%	50.89%
Allowance as a % of Loans	1.93%	1.98%	1.84%	1.93%	1.84%
Net Charge-Offs as % of Average Loans	1.80%	1.16%	1.49%	1.48%	1.41%
Nonperforming Assets as % of Loans and ORE	8.23%	8.36%	6.98%	8.23%	6.98%
Nonperforming Assets as % of Total Assets	5.02%	5.14%	4.70%	5.02%	4.70%
STOCK PERFORMANCE
High	$8.73	$9.91	$13.12	$9.91	$13.80
Low	6.35	7.32	9.94	6.35	9.94
Close	7.37	7.45	10.26	7.37	10.26
Average Daily Trading Volume	$37,926	$24,751	$29,716	$31,391	$25,696

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2012		2011
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSETS
Cash and Due From Banks	$57,477	$50,567	$54,953	$53,027	$71,554
Funds Sold and Interest Bearing Deposits	434,814	418,678	330,361	193,387	223,183
Total Cash and Cash Equivalents	492,291	469,245	385,314	246,414	294,737

Investment Securities, Available-for-Sale	280,753	284,490	307,149	306,038	304,313

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	136,736	132,119	130,879	142,511	149,830
Real Estate - Construction	46,803	34,554	26,367	31,991	30,867
Real Estate - Commercial	605,819	624,528	639,140	644,128	660,058
Real Estate - Residential	353,198	364,123	386,877	388,686	395,126
Real Estate - Home Equity	242,929	240,800	244,263	245,438	248,228
Consumer	162,899	174,132	186,216	188,933	194,624
Other Loans	5,638	6,555	12,495	13,720	5,987
Overdrafts	2,214	2,073	2,446	2,292	2,882
Total Loans, Net of Unearned Interest	1,556,236	1,578,884	1,628,683	1,657,699	1,687,602
Allowance for Loan Losses	(29,929)	(31,217)	(31,035)	(29,658)	(31,080)
Loans, Net	1,526,307	1,547,667	1,597,648	1,628,041	1,656,522

Premises and Equipment, Net	110,302	111,408	110,991	111,471	112,576
Intangible Assets	85,269	85,376	85,484	85,591	85,699
Other Real Estate Owned	58,059	58,100	62,600	61,196	61,016
Other Assets	92,869	103,992	92,126	85,221	84,395
Total Other Assets	346,499	358,876	351,201	343,479	343,686

Total Assets	$2,645,850	$2,660,278	$2,641,312	$2,523,972	$2,599,258

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$623,130	$605,774	$618,317	$584,628	$568,813
NOW Accounts	789,103	845,149	828,990	708,066	764,480
Money Market Accounts	288,352	283,224	276,910	280,001	283,230
Regular Savings Accounts	178,388	172,262	158,462	154,136	153,403
Certificates of Deposit	271,413	279,295	289,840	316,968	331,085
Total Deposits	2,150,386	2,185,704	2,172,519	2,043,798	2,101,011

Short-Term Borrowings	69,449	42,188	43,372	47,508	65,237
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	38,846	42,826	44,606	45,389	49,196
Other Liabilities	75,260	75,876	65,986	63,465	60,383

Total Liabilities	2,396,828	2,409,481	2,389,370	2,263,047	2,338,714

SHAREOWNERS' EQUITY
Common Stock	172	172	172	172	171
Additional Paid-In Capital	38,260	38,101	37,838	38,074	37,724
Retained Earnings	234,573	236,299	237,461	237,969	237,709
Accumulated Other Comprehensive Loss, Net of Tax	(23,983)	(23,775)	(23,529)	(15,290)	(15,060)

Total Shareowners' Equity	249,022	250,797	251,942	260,925	260,544

Total Liabilities and Shareowners' Equity	$2,645,850	$2,660,278	$2,641,312	$2,523,972	2,599,258

OTHER BALANCE SHEET DATA
Earning Assets	$2,271,803	$2,282,053	$2,266,193	$2,157,124	$2,215,098
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	139	198	258	318	378
Other	319	367	415	462	510
Interest Bearing Liabilities	1,698,438	1,727,831	1,705,066	1,614,954	1,709,518

Book Value Per Diluted Share	$14.48	$14.60	$14.68	$15.20	$15.20
Tangible Book Value Per Diluted Share	9.52	9.63	9.70	10.21	10.21

Actual Basic Shares Outstanding	17,198	17,182	17,160	17,157	17,127
Actual Diluted Shares Outstanding	17,198	17,182	17,161	17,172	17,139

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Six Months Ended
	2012		2011			2012	2011
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Second Quarter	Second Quarter

INTEREST INCOME
Interest and Fees on Loans	$21,359	$22,005	$22,915	$23,777	$24,305	$43,364	$48,252
Investment Securities	834	900	902	978	1,017	1,734	2,088
Funds Sold	244	225	95	136	145	469	316
Total Interest Income	22,437	23,130	23,912	24,891	25,467	45,567	50,656

INTEREST EXPENSE
Deposits	556	643	699	907	1,083	1,199	2,341
Short-Term Borrowings	48	8	6	78	110	56	221
Subordinated Notes Payable	372	382	358	339	343	754	683
Other Long-Term Borrowings	396	436	452	467	492	832	986
Total Interest Expense	1,372	1,469	1,515	1,791	2,028	2,841	4,231
Net Interest Income	21,065	21,661	22,397	23,100	23,439	42,726	46,425
Provision for Loan Losses	5,743	4,793	7,600	3,718	3,545	10,536	7,678
Net Interest Income after Provision for Loan Losses	15,322	16,868	14,797	19,382	19,894	32,190	38,747

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,313	6,309	6,530	6,629	6,309	12,622	12,292
Data Processing Fees	680	675	743	749	764	1,355	1,738
Asset Management Fees	1,020	1,015	1,124	1,080	1,080	2,035	2,160
Retail Brokerage Fees	884	758	776	807	939	1,642	1,668
Gain on Sale of Investment Securities	-	-	-	-	-	-	-
Mortgage Banking Fees	864	848	845	645	568	1,712	1,185
Interchange Fees (1)	1,580	1,526	1,399	1,420	1,443	3,106	2,803
ATM/Debit Card Fees (1)	1,204	1,245	1,098	1,170	1,115	2,449	2,251
Other	1,361	1,210	1,358	1,693	2,230	2,571	6,685
Total Noninterest Income	13,906	13,586	13,873	14,193	14,448	27,492	30,782

NONINTEREST EXPENSE
Salaries and Associate Benefits	16,117	16,843	15,260	15,805	16,000	32,960	32,577
Occupancy, Net	2,276	2,266	2,284	2,495	2,447	4,542	4,843
Furniture and Equipment	2,245	2,201	2,097	2,118	2,117	4,446	4,343
Intangible Amortization	107	108	107	108	107	215	460
Other Real Estate	3,460	3,513	3,425	2,542	3,033	6,973	6,710
Other	8,088	7,666	7,930	7,579	7,463	15,754	15,565
Total Noninterest Expense	32,293	32,597	31,103	30,647	31,167	64,890	64,498

OPERATING (LOSS) PROFIT	(3,065)	(2,143)	(2,433)	2,928	3,175	(5,208)	5,031
Income Tax (Benefit) Expense	(1,339)	(981)	(1,898)	951	1,030	(2,320)	1,576
NET (LOSS) INCOME	$(1,726)	$(1,162)	$(535)	$1,977	$2,145	$(2,888)	$3,455

PER SHARE DATA
Basic (Loss) Income	$(0.10)	$(0.07)	$(0.03)	$0.12	$0.12	$(0.17)	$0.20
Diluted (Loss) Income	$(0.10)	$(0.07)	$(0.03)	$0.12	$0.12	$(0.17)	$0.20
Cash Dividends	0.000	0.000	0.000	0.100	0.100	0.000	0.200
AVERAGE SHARES
Basic	17,192	17,181	17,157	17,152	17,127	17,187	17,124
Diluted	17,192	17,181	17,157	17,167	17,139	17,187	17,135

(1) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2012	2012	2011	2011	2011
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$31,217	$31,035	$29,658	$31,080	$33,873
Provision for Loan Losses	5,743	4,793	7,600	3,718	3,545
Net Charge-Offs	7,031	4,611	6,223	5,140	6,338
Balance at End of Period	$29,929	$31,217	$31,035	$29,658	$31,080
As a % of Loans	1.93%	1.98%	1.91%	1.79%	1.84%
As a % of Nonperforming Loans	40.03%	39.65%	41.37%	55.54%	50.89%

CHARGE-OFFS
Commercial, Financial and Agricultural	$57	$268	$634	$186	$301
Real Estate - Construction	275	-	25	75	14
Real Estate - Commercial	3,519	1,532	2,443	1,031	2,808
Real Estate - Residential	3,894	1,967	2,755	3,287	2,371
Real Estate - Home Equity	425	892	205	580	944
Consumer	550	732	879	832	606
Total Charge-Offs	$8,720	$5,391	$6,941	$5,991	$7,044

RECOVERIES
Commercial, Financial and Agricultural	$83	$67	$242	$33	$43
Real Estate - Construction	27	-	-	-	5
Real Estate - Commercial	42	138	87	37	115
Real Estate - Residential	969	163	34	271	113
Real Estate - Home Equity	116	18	13	108	57
Consumer	452	394	342	402	373
Total Recoveries	$1,689	$780	$718	$851	$706

NET CHARGE-OFFS	$7,031	$4,611	$6,223	$5,140	$6,338

Net Charge-Offs as a % of Average Loans(1)	1.80%	1.16%	1.50%	1.22%	1.49%

RISK ELEMENT ASSETS
Nonaccruing Loans	$74,770	$78,726	$75,023	$53,396	$61,076
Other Real Estate	58,059	58,100	62,600	61,196	61,016
Total Nonperforming Assets	$132,829	$136,826	$137,623	$114,592	$122,092

Past Due Loans 30-89 Days	$16,695	$9,193	$19,425	$17,053	$18,103
Past Due Loans 90 Days or More	-	25	224	26	271
Performing Troubled Debt Restructuring's	$38,734	$37,373	37,675	$28,404	$23,582

Nonperforming Loans as a % of Loans	4.80%	4.99%	4.61%	3.22%	3.62%
Nonperforming Assets as a % of
Loans and Other Real Estate	8.23%	8.36%	8.14%	6.67%	6.98%
Nonperforming Assets as a % of Capital(2)	47.62%	48.52%	48.63%	39.44%	41.87%
Nonperforming Assets as a % of Total Assets	5.02%	5.14%	5.21%	4.54%	4.70%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Second Quarter 2012			First Quarter 2012			Fourth Quarter 2011			Third Quarter 2011			Second Quarter 2011			June 2012 YTD			June 2011 YTD
(Dollars in thousands)	Average $Balance	Interest	Average Rate	Average $Balance	Interest	Average Rate	Average $Balance	Interest	Average Rate	Average $Balance	Interest	Average Rate	Average $Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,570,827	21,456	5.49%	$1,596,480	22,121	5.57%	$1,646,715	23,032	5.55%	$1,667,720	$23,922	5.69%	$1,704,348	$24,465	5.76%	$1,583,654	$43,577	5.53%	$1,717,267	$48,566	5.76%

Investment Securities
Taxable Investment Securities	216,952	730	1.35	242,481	794	1.31	248,217	816	1.31	248,138	828	1.32	244,487	825	1.35	229,716	1,524	1.35	237,857	1,676	1.41
Tax-Exempt Investment Securities	63,715	161	1.01	56,313	162	1.15	59,647	131	0.88	55,388	231	1.67	60,963	297	1.95	60,014	323	1.08	67,558	634	1.88

Total Investment Securities	280,667	891	1.27	298,794	956	1.28	307,864	947	1.22	303,526	1,059	1.39	305,450	1,122	1.47	289,730	1,847	1.28	305,415	2,310	1.52

Funds Sold	411,353	244	0.24	373,033	225	0.24	191,884	96	0.20	231,681	136	0.23	249,133	145	0.23	392,193	469	0.24	246,030	316	0.25

Total Earning Assets	2,262,847	$22,591	4.01%	2,268,307	$23,302	4.13%	2,146,463	$24,075	4.45%	2,202,927	$25,117	4.52%	2,258,931	$25,732	4.57%	2,265,577	$45,893	4.07%	2,268,712	$51,192	4.55%

Cash and Due From Banks	47,711			49,427			49,666			47,252			47,465			48,569			49,194
Allowance for Loan Losses	(31,599)			(31,382)			(29,550)			(30,969)			(32,993)			(31,491)			(33,903)
Other Assets	345,458			350,555			343,336			344,041			344,884			348,007			346,581

Total Assets	$2,624,417			$2,636,907			$2,509,915			$2,563,251			$2,618,287			$2,630,662			$2,630,584

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$809,172	$167	0.08%	$823,406	$192	0.09%	$700,005	$148	0.08%	$726,652	$222	0.12%	$782,698	$259	0.13%	$816,289	$359	0.09%	$784,806	$520	0.13%
Money Market Accounts	280,371	63	0.09	277,558	75	0.11	283,677	75	0.11	282,378	95	0.13	284,411	136	0.19	278,964	137	0.10	281,503	267	0.19
Savings Accounts	174,923	21	0.05	165,603	20	0.05	156,088	20	0.05	153,748	19	0.05	152,599	16	0.04	170,263	42	0.05	148,633	34	0.05
Time Deposits	274,497	305	0.45	284,129	356	0.50	299,487	456	0.60	324,951	571	0.70	338,723	672	0.80	279,314	661	0.48	349,589	1,520	0.88
Total Interest Bearing Deposits	1,538,963	556	0.15%	1,550,696	643	0.17%	1,439,257	699	0.19%	1,487,729	907	0.24%	1,558,431	1,083	0.28%	1,544,830	1,199	0.16%	1,564,531	2,341	0.30%

Short-Term Borrowings	57,983	48	0.33%	45,645	8	0.07%	44,573	6	0.05%	64,160	78	0.48%	76,754	110	0.58%	51,814	56	0.22%	81,982	221	0.54%
Subordinated Notes Payable	62,887	372	2.34	62,887	382	2.40	62,887	358	2.23	62,887	339	2.11	62,887	343	2.16	62,887	754	2.37	62,887	683	2.16
Other Long-Term Borrowings	40,617	396	3.92	44,286	436	3.96	45,007	452	3.99	46,435	467	3.99	49,650	492	3.97	42,451	832	3.94	49,995	986	3.98

Total Interest Bearing Liabilities	1,700,450	$1,372	0.32%	1,703,514	$1,469	0.35%	1,591,724	$1,515	0.38%	1,661,211	$1,791	0.43%	1,747,722	$2,028	0.47%	1,701,982	$2,841	0.34%	1,759,395	$4,231	0.48%

Noninterest Bearing Deposits	596,690			610,692			593,718			574,184			548,870			603,691			551,759
Other Liabilities	74,633			68,254			60,197			63,954			59,324			71,444			57,440

Total Liabilities	2,371,773			2,382,460			2,245,639			2,299,349			2,355,916			2,377,117			2,368,594

SHAREOWNERS' EQUITY:	252,644			254,447			264,276			263,902			262,371			253,545			261,990

Total Liabilities and Shareowners' Equity	$2,624,417			$2,636,907			$2,509,915			$2,563,251			$2,618,287			$2,630,662			$2,630,584

Interest Rate Spread		$21,219	3.69%		$21,833	3.78%		$22,560	4.07%		$23,326	4.09%		$23,704	4.10%		$43,052	3.73%		$46,961	4.07%

Interest Income and Rate Earned(1)		22,591	4.01		23,302	4.13		24,075	4.45		25,117	4.52		25,732	4.57		45,893	4.07		51,192	4.55
Interest Expense and Rate Paid(2)		1,372	0.24		1,469	0.26		1,515	0.28		1,791	0.32		2,028	0.36		2,841	0.25		4,231	0.38

Net Interest Margin		$21,219	3.77%		$21,833	3.87%		$22,560	4.17%		$23,326	4.20%		$23,704	4.21%		$43,052	3.82%		$46,961	4.17%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.